EXHIBIT 10.65

                              [LETTERHEAD OF KCSA]

January 6, 2003

Dr. Bogdan C. Maglich
HiEnergy Technologies, Inc.
1601B Alton Parkway
Irvine, CA 92606

Dear Dr. Maglich:


Once again, we at KCSA are extremely pleased that HiEnergy Technologies has selected KCSA Public Relations Worldwide as its investor relations counsel.

This letter, when signed by you, will confirm that HiEnergy Technologies has retained KCSA Public Relations Worldwide as investor relations counsel commencing January 1, 2004. For our services, our monthly minimum fee will be $5,000, which will entitle HiEnergy Technologies up to 30 hours of the professional services of KCSA. All incremental hours -- estimated in advance and only after client approval -- will be billed at the rate of $200 per hour. Upon the conclusion of HiEnergy Technologies' registration period and the commencement of outreach to investors, the monthly minimum fee will increase to $7,500, which will entitle HiEnergy Technologies up to 50 hours of the professional services of KCSA. The agreement will be for an initial period of six months, and unless terminated 30 days prior to the end of this period, in writing, it will continue with a 90-day written notice of cancellation in effect. The first fee payment is payable with the return of this signed agreement and future monthly fees will be billed on the first of each month and are payable in ten days.

It is mutually agreed that any individual out-of-pocket expenses such as BusinessWire distribution, messengers, air courier, clipping service, offset and mass mailings will be rebilled to HiEnergy Technologies with the standard agency charge of 20 percent. Telephone, xerox, postage, travel, electronic data services, interactive services and editorial lunches will be rebilled without markup. All individual expenditures above $500.00 will be expended only after client approval.

KCSA Public Relations Worldwide will take all and any step necessary to keep secret and protect from any disclosure whatsoever any information, data or other tangible or intangible property that HiEnergy Technologies may regard as confidential. We will not make any use of the same at any time during this agreement, for any purpose whatsoever except to fulfill this agreement.

HiEnergy Technologies agrees to indemnify and hold harmless KCSA Public Relations Worldwide from and against all losses, claims, damages, expenses or liabilities which we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved and/or just used by us. Similarly, KCSA Public Relations Worldwide agrees to indemnify and hold harmless HiEnergy Technologies from and against all losses, claims, expenses or liabilities which HiEnergy Technologies may incur based on the misuse of information, representations, reports or data you furnish us.

Recognizing the time and expense of KCSA's investment in its employees, HiEnergy Technologies agrees that it shall not directly or indirectly employ, hire or retain any person who is an employee of KCSA during the term of this Agreement and for a period of one (1) year following the termination of this Agreement.

Once again, we are pleased to have the opportunity to serve you, and you have the assurance of our very best efforts.

                                        Cordially,

                                        KCSA PUBLIC RELATIONS, INC.


                                        By: /s/ Jeff Corbin
                                            -------------------------------
                                            Jeff Corbin
                                            Managing Partner


AGREED AND ACCEPTED
HiEnergy Technologies, Inc.

By: /s/ Bogdan C. Maglich
    --------------------------
    Bogdan C. Maglich
    President & CEO